UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2015

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported and described in the Current Report on Form 8-K filed on January 23, 2015 by Repligen Corporation (the “Company”), on January 16, 2015 the Company accepted Walter C. Herlihy’s resignations from his position as President and Chief Executive Officer of the Company and as a member of its Board of Directors effective as of the date of the Company’s Annual Meeting of Stockholders (the “Effective Date”), and appointed Tony J. Hunt to succeed Dr. Herlihy as President and Chief Executive Officer effective as of the Effective Date.

On February 26, 2015, in connection with Mr. Hunt’s appointment as President and Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Hunt which sets forth certain terms of Mr. Hunt’s employment. The Employment Agreement supersedes the offer letter, dated April 7, 2014, by and between the Company and Mr. Hunt.

Pursuant to the terms of the Employment Agreement, Mr. Hunt will receive an annual base salary of $450,000 and he will be eligible to receive an annual performance bonus under the Company’s executive incentive compensation plans. The Company will target such bonus at up to 60% of Mr. Hunt’s annual base salary; however, the actual bonus percentage is discretionary and will be subject to the Board of Directors’ assessment of Mr. Hunt’s performance as well as general business conditions at the Company.

The Employment Agreement further provides that the Board of Directors will grant Mr. Hunt an incentive stock option to purchase 39,037 shares of the Company’s common stock (the “Option Grant”) under the Company’s Amended and Restated 2012 Stock Option and Incentive Plan (the “Plan”). The Employment Agreement also provides that the Board of Directors will grant to Mr. Hunt a restricted stock unit award for 20,276 shares of the Company’s common stock (the “RSU Award”) under the Plan. The Option Grant and the RSU Award will vest and become exercisable in equal annual installments on the first, second and third anniversaries of the respective date of grant. In addition, Mr. Hunt will be eligible to receive additional incentive equity awards under the Company’s executive incentive plans or programs, with the target value of any such awards at an aggregate value of 150% of Mr. Hunt’s base salary. Mr. Hunt will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Employment Agreement provides that Mr. Hunt’s employment with the Company is at will and may be terminated by either party at any time with or without notice and for any or no reason or cause. In the event Mr. Hunt’s employment is terminated by the Company without cause or he resigns for “good reason,” Mr. Hunt will be entitled to receive severance pay equal to twelve months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the Company’s standard payroll dates following the termination date, and 50% of his unvested stock options and other unvested stock-based awards will vest immediately. Mr. Hunt will also receive a cash payment equal to the Company’s monthly contribution to group health insurance coverage through COBRA for twelve months following the date of Mr. Hunt’s termination.

Under the Employment Agreement, if Mr. Hunt is terminated by the Company without cause or he resigns for “good reason” within twelve months following a change in control of the Company, Mr. Hunt will be entitled to receive a change in control payment equal to two times his base salary then in effect. In addition, 100% of Mr. Hunt’s then unvested stock options and other unvested restricted stock-based awards will vest immediately, and he be entitled to a cash payment equal to the Company’s monthly contribution to group health insurance coverage through COBRA for eighteen months following the date of Mr. Hunt’s termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed with this Current Report on Form 8-K/A as Exhibit 10.1 and is incorporated herein by reference.

This Current Report on Form 8-K/A amends the original Form 8-K to provide a description of Mr. Hunt’s Employment Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Employment Agreement, dated as of February 26, 2015, by and between Repligen Corporation and Tony J. Hunt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: March 2, 2015	By:	/s/ Walter C. Herlihy
Walter C. Herlihy

President and Chief Executive Officer

EXHIBIT INDEX

No.	Exhibit

10.1	Employment Agreement, dated as of February 26, 2015, by and between Repligen Corporation and Tony J. Hunt.